Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256823

JLL INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 14 DATED FEBRUARY 1, 2023
TO THE PROSPECTUS DATED APRIL 7, 2022

This supplement No. 14 is part of the prospectus of JLL Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 14 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the status of our share repurchase plan;
•recent acquisitions of properties; and
•the recent share pricing information.
Share Repurchase Plan Status
During the period from January 1, 2023 through January 31, 2023, we redeemed 2,667,506 shares for a total of approximately $38,310,000 pursuant to our share repurchase plan. Eligible share repurchases during the period from January 1, 2023 through March 31, 2023 are limited to approximately $175,090,000 which is 5% of the NAV of all classes of shares as of the last business day of the previous calendar quarter. Shares are not eligible for repurchase for the first year after purchase except upon death or disability of the stockholder. Shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period.
Acquisitions
On January 10, 2023, we funded an additional investment to acquire single-family rental homes within the joint venture of which we are 95% owners. This additional funding includes 18 single family homes located throughout the U.S. totaling approximately $5.6 million.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from January 1 to January 31, 2023, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
January 2, 2023	$14.37	$14.39	$14.40	$14.38	$14.37
January 3, 2023	$14.37	$14.39	$14.40	$14.38	$14.37
January 4, 2023	$14.37	$14.39	$14.40	$14.38	$14.37
January 5, 2023	$14.37	$14.39	$14.41	$14.39	$14.37
January 6, 2023	$14.37	$14.39	$14.40	$14.39	$14.37
January 9, 2023	$14.37	$14.40	$14.41	$14.39	$14.37
January 10, 2023	$14.37	$14.40	$14.41	$14.39	$14.38
January 11, 2023	$14.37	$14.40	$14.41	$14.40	$14.38
January 12, 2023	$14.38	$14.41	$14.42	$14.40	$14.38
January 13, 2023	$14.38	$14.41	$14.42	$14.41	$14.39
January 17, 2023	$14.39	$14.41	$14.43	$14.41	$14.39
January 18, 2023	$14.39	$14.41	$14.43	$14.41	$14.39
January 19, 2023	$14.38	$14.41	$14.42	$14.40	$14.39
January 20, 2023	$14.36	$14.38	$14.40	$14.38	$14.36
January 23, 2023	$14.32	$14.34	$14.36	$14.34	$14.32
January 24, 2023	$14.32	$14.35	$14.36	$14.34	$14.33
January 25, 2023	$14.30	$14.33	$14.34	$14.33	$14.31
January 26, 2023	$14.29	$14.32	$14.33	$14.32	$14.30
January 27, 2023	$14.27	$14.30	$14.32	$14.30	$14.28
January 30, 2023	$14.27	$14.30	$14.31	$14.30	$14.28
January 31, 2023	$14.24	$14.27	$14.29	$14.27	$14.25
(1)     Shares of Class D common stock are currently being offered pursuant to a private placement offering.

Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.